Exhibit 4

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 9 day of November, 2011 (the “Effective Date”), by and between B.O.S Better Online Solutions Ltd. (the “Company”) and Telegraph Hill Capital Fund I, LLC. (the “Lender”).

W I T N E S S E T H:

WHEREAS, in July 2009, the Company and the Lender entered into a Loan Agreement in respect of a principal loan amount of $200,000 (the “ Loan Agreement”, and the “Convertible Loan”);

WHEREAS, pursuant to the terms thereof, the Convertible Loan is convertible at the election of the Lender, at anytime prior to its maturity date;

WHEREAS, the Company wishes to have the Lender convert its Convertible Loan into the Company’s Shares prior to the maturity date, and in order to induce Lender to do so has proposed certain amendments to the terms of the Convertible Loan and an extension to the Lender’s warrant, as more fully described below;

WHEREAS, the Lender agreed to convert its Convertible Loan on the terms on conditions described below; and

WHEREAS, the Company intends to submit the proposed amendment to the terms of the Convertible Loan to shareholders’ approval, such approval being a condition precedent to the Company’s performance of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender hereby agrees as follows:

1.                                                Loan Conversion

1.1.                                 By execution of this Agreement, Lender serves notice to the Company, pursuant to Section 2.4 of the Loan Agreement, of the conversion (the “Conversion”), as of Closing, of $241,501  of Convertible Loan (the “Converted Loan”, comprised of $200,000 of principal amount and $41,501 of accrued interest), into the Company’s ordinary shares, nominal value NIS 20.00 each (each, a “Share” and collectively, the “Shares”).

1.2.                                 The Conversion shall take place at the Closing (as defined below), and shall be made at a reduced conversion price of $1.50 per Share, yielding an issuance to the Lender, at Closing, of 161,000 Shares (the “Converted Shares”).

2.              Extension of Warrants

2.1.                                 Subject to and conditioned upon the Conversion, the exercise period of the Lender’s outstanding warrant to purchase 61,539 Shares issued on July 22, 2009 (the “Warrant”) shall be extended by two years, until July 22 , 2014. A form of amendment to the Warrant is attached as Schedule 2.1 hereto.

2.2.                                 The Warrant’s exercise price shall remain the same, $2.75 per Share (subject to adjustment in the event of share splits or consolidations, issuance of bonus shares, and similar recapitalization events).

3.              Closing

3.1.                                 Closing shall occur on December 21, 2011, subject to the prior approval by the Company’s Shareholders of the amendments to the Convertible Loan and the extension of the Warrant contemplated above; and provided that out of the approximately $3 million of principal and interest of convertible loans due in 2012, approximately $2.5 million (including the loan of the Lender) shall be converted into Shares at Closing. A table reflecting the total loans conversion to occur at Closing is attached as Schedule 3.1 hereto

3.2.                                 At the Closing, the Conversion of the Converted Loan shall be effected automatically, the Converted Loan shall be deemed fully paid and the Converted Shares dully issued. Promptly following the Closing, the Company shall provide the Lender with a share certificate in respect of the Converted Shares.

4.              Miscellaneous

4.1         Amendments. This Agreement may be modified, supplemented or amended only by a written instrument executed by the Company and the Lender solely with respect to the Lenders rights and obligations.

4.2         Notices.  Any notice that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes, (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first Business Day following transmission and electronic confirmation of receipt), (iii) three (3) Business Days (and ten (10) Business Days for international mail) after being set by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) Business Days after being sent by internationally overnight delivery providing receipt of delivery, to the following addresses:

if to the Company, B.O.S Better Online Solutions Ltd., 20 Freiman Street, Rishon Lezion, 75101 Israel Attn: Mr. Eyal Cohen, CFO, facsimile: (972) 3 954-1003, with a copy to Amit, Pollak Matalon & Co., Nitzba Tower, 17 Yitzhak Sadeh St., Tel-Aviv 67775 Israel attn: Shlomo Landress, Adv.  Fax: (972) 3 568-9001; or at any other address designated by the Company to the Lender in writing;

if to the Lender, Telegraph Hill Group, LLC, 582 Market St., Suite 1700, San Francisco, CA 94104, U.S.A., c/o Luis Gutierrez-Roy, Managing Partner, e-mail: Lgroy@thcap.com, with a copy to Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, U.S.A., c/o Jim Morrone and Thomas Lloyd, Fax: +1 650 463 2600; or at any other address designated by the Lender to the Company in writing.

4.3         Delays or Omissions; Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

4.4         Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

4.5         Entire Agreement. This Agreement and the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

4.6         Headings.  All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

4.7         Severability. Should any one or more of the provisions of this Agreement (including its exhibits and schedules) or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision, which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

4.8         Assignment. This Agreement may not be assigned in whole or in part by the Lender without the prior written consent of the Company.

4.9         Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Israel, without regard to conflict of laws provisions. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

4.10      Counterparts. This Agreement may be executed concurrently in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.11     Further Actions.  At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

B.O.S Better Online Solutions Ltd.		Telegraph Hill Capital Fund I, LLC.

By:	/s/ Eyal Cohen	By:	/s/ Luis Gutierrez-Roy
Name:	Eyal Cohen	Name:	Luis Gutierrez-Roy
Title:	CFO	Title:	Managing Partner

By:	/s/ Yuval Viner
Name:	Yuval Viner
Title:	CEO

Schedule 3.1

Conversion price	$1.50
calculation date (AGM date)	21/12/2011

									additional
									shares
									underlying
				Total debt					conversion	Total
			Accumulated	and				% of	of debt and	outstanding	% of		Warrants		extended
	Debt	Principal	interest	interest as			Shares	holding	interest at	Shares	holding	Warrants	underlying		warrants
	Issuance	as of Dec.	as of AGM	of Dec. 21	Conversion	Conversion	held prior	prior	conversion	held post	post	underlying	debt -	exercise	expiration
Name	date	21 2011	Date	2012	rate	debt	conversion	conversion	price of $1.5	conversion	conversion	debt	extended	price	date
Catalyst Fund	22-Jul-09	$530,000	$109,977	$639,977	100%	$639,977	423,452	15.2%	426,651	850,103	19.0%	163,077	163,077	$2.75	22-Jul-14
SITA S.A.	22-Jul-09	$561,800	$116,575	$678,375	100%	$678,375	175,734	6.3%	452,250	627,984	14.1%	172,862	172,862	$2.75	22-Jul-14
Telegraph Hill Capital Fund	22-Jul-09	$200,000	$41,501	$241,501	100%	$241,501	96,362	3.5%	161,000	257,362	5.8%	61,538	61,538	$2.75	22-Jul-14
Yuval Viner	22-Jul-09	$3,500	$726	$4,226	100%	$4,226	8,597	0.3%	2,755	11,352	0.3%	1,077	1,077	$2.75	22-Jul-14
Avidan Zelikvosky	22-Jul-09	$3,500	$726	$4,226	100%	$4,226	14,600	0.5%	2,755	17,355	0.4%	1,077	1,077	$2.75	22-Jul-14
Eyal Cohen	22-Jul-09	$1,000	$208	$1,208	100%	$1,208	—	0.0%	743	743	0.0%	308	308	$2.75	22-Jul-14
Bellite Pty Limited	22-Jul-09	$375,000	$77,814	$452,814	100%	$452,814	163,266	5.9%	301,876	465,142	10.4%	115,385	115,385	$2.75	22-Jul-14
Dimex Systems Ltd.	03-Feb-10	$161,594	$25,524	$187,118	50%	$93,559	91,449	3.3%	62,373	153,822	3.4%	49,721	24,861	$2.75	03-Feb-15
Dimex Systems Ltd.	22-Jul-09	$674,689	$140,000	$814,689	50%	$407,344			271,563	271,563	6.1%	207,596	103,798	$2.75	22-Jul-14
Total		$2,511,083	$513,050	$3,024,133	83.44%	$2,523,230	973,460	35%	1,681,966	2,655,426	59.4%	772,640	643,982

Schedule 2.1

AMENDMENT TO

ORDINARY SHARES PURCHASE WARRANT

NO. BOS09-03

THIS AMENDMENT TO ORDINARY SHARES PURCHASE WARRANT (the “Amendment”) is made as of November 9, 2011 by and among B.O.S Better Online Solutions Ltd. (the “Company”) and Telegraph Hill Capital Fund I, LLC. Ltd. (the “Holder”).

Recitals

WHEREAS, the Company has granted to the Holder a warrant to purchase up to 61,539 shares of the Company, nominal value NIS 20.00 each (the “Ordinary Shares”) pursuant to an Ordinary Shares Purchase Warrant No. BOS09-03, dated July 22, 2009 (the “Warrant”); and

WHEREAS, the parties wish to amend the Warrant as specified below;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.                                       Capitalized terms used herein, which are not defined in this Amendment, shall have the meaning assigned to them in the Warrant.

2.                                       The parties agree that the Expiration Date of the Warrant shall be extended by two years, until July 22, 2014.

3.                                       Except as otherwise amended hereby, all terms and provisions of the Original Warrant shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above, which may be executed and delivered by facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B.O.S Better Online Solutions Ltd.		Telegraph Hill Capital Fund I, LLC.

By:	/s/ Eyal Cohen	By:	/s/ Luis Gutierrez-Roy
Name:	Eyal Cohen	Name:	Luis Gutierrez-Roy
Title:	CFO	Title:	Managing Partner

By:	/s/ Yuval Viner
Name:	Yuval Viner
Title:	CEO